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                                                                      Exhibit B
                                                    to Stock Purchase Agreement

                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT (this "AGREEMENT") is entered into as of November 24, 2000, by and among Corillian Corporation, an Oregon corporation (the "PURCHASER"), Scott C. Collins (the "SHAREHOLDER REPRESENTATIVE"), as agent and representative of the Shareholders of Hatcher Associates, Inc., a California corporation (the "COMPANY"), the Shareholders of the Company (the "Shareholders") and ChaseMellon Shareholder Services, L.L.C., as escrow agent (the "ESCROW AGENT").

                                    RECITALS

         A. Pursuant to the provisions of that certain Stock Purchase Agreement dated as of November 24, 2000 (the "PURCHASE AGREEMENT"), by and among the Purchaser, the Company and all of the shareholders of the Company, the parties thereto intend to effect the sale of all capital stock of the Company to the Purchaser (the "SALE"). Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Purchase Agreement.

         B. Under the terms of the Purchase Agreement, 521,807 shares of the Purchaser Common Stock issued as part of the Purchase Consideration (the "ESCROW SHARES") shall be deposited in an escrow account with the Escrow Agent. Until released by the Escrow Agent pursuant to the terms hereof, 23,364 Escrow Shares will remain subject to any purchase price adjustments under Section 2.5 of the Purchase Agreement (the "HOLDBACK SHARES"), 186,916 Escrow Shares will remain subject to any indemnification claims the Purchaser Indemnified Parties may have under and in accordance with Article IX of the Purchase Agreement (the "INDEMNIFICATION SHARES"), and 311,527 Escrow Shares (the "Post-Closing SHARES") will remain subject to forfeiture under Section
2.4.4 of the Purchase Agreement.

         C. The Purchase Agreement provides that the Escrow Agent shall hold and administer the shares of the Purchaser Common Stock so deposited in accordance with the terms of this Agreement.

         D. Pursuant to the Purchase Agreement, each Shareholder has irrevocably authorized and appointed Scott Collins as the Shareholder Representative, as his, her or its representative and true and lawful attorney-in-fact and agent to act in such Shareholder's name, place and stead and to execute in the name and on behalf of such

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Shareholder this Agreement and any other agreement, certificate, instrument or document to be delivered by the Shareholders in connection with this Agreement.

         E. The execution and delivery of this Agreement is a condition precedent to the obligations of the parties under the Purchase Agreement.

         F. In the event of any conflict between the terms of this Agreement (other than those terms herein that affect the rights, indemnification, duties or obligations of the Escrow Agent, which shall be governed exclusively by the terms of this Agreement) and the Purchase Agreement, the terms of the Purchase Agreement shall prevail.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties agree as follows:

1.       DELIVERY OF SHARES; PURCHASE CONSIDERATION; INDEMNIFICATION

         (a) At the Closing, the Escrow Shares shall be deposited in escrow with the Escrow Agent, to be held and administered in accordance with the terms and conditions of this Agreement. The Escrow Shares shall be (i) held by the Escrow Agent in book entry form, (ii) registered in the name of the respective Shareholders in the initial denominations set forth on Schedule A attached hereto (the "SCHEDULE") and (iii) accompanied by three stock powers, which shall be endorsed in blank by the Shareholders at the Closing. The Schedule shall set forth the Closing Date and shall indicate all holders of Company Capital Stock of record immediately prior to the Closing Date (the "RECORD HOLDERS") and reflect each such Record Holder's mailing address and interest in the Escrow Shares. The Schedule shall be updated from time to time as set forth in Section 3(b).

         (b) If there is no reduction in the Purchase Consideration under
Section 2.5 of the Purchase Agreement and all disputes, if any, regarding the Working Capital of the Company that could have required that a reduction to the Purchase Consideration be made are resolved in accordance with such
Section 2.5, the Purchaser and the Shareholder Representative shall promptly notify the Escrow Agent in writing to such effect, and the Escrow Agent shall release the Holdback Shares to the Record Holders PRO RATA in accordance with their respective interests in the Escrow Shares as originally set forth on the Schedule.

         (c) If there is any reduction in the Purchase Consideration under
Section 2.5 of the Purchase Agreement, the Purchaser and the Shareholder Representative shall promptly notify the Escrow Agent in writing to such effect, and the Escrow Agent

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shall, as promptly as practicable after its receipt of such notice, release to the Purchaser the number of Holdback Shares as specified in such notice. Any remaining Holdback Shares, if any, will be released to the Record Holders PRO RATA in accordance with their respective interests in the Escrow Shares as originally set forth on the Schedule.

         (d) If the Deferred Amount under the Purchase Agreement on the Measurement Date is less than $4 million, the Purchaser and the Shareholder Representative shall promptly notify the Escrow Agent in writing to such effect, and the Escrow Agent shall, as promptly as practicable after its receipt of such notice, release to the Purchaser the number of Post-Closing Shares as specified in such notice. Any remaining Post-Closing Shares, if any, will be released to the Record Holders PRO RATA in accordance with their respective interests in the Escrow Shares as originally set forth on the Schedule. If the Deferred Amount on the Measurement Date equals $4 million, the Purchaser and the Shareholder Representative shall promptly notify the Escrow Agent in writing to such effect, and the Escrow Agent shall release to the Record Holders the number of Post-Closing Shares specified in such notice PRO RATA in accordance with their respective interests in the Escrow Shares as originally set forth on the Schedule.

         (e) During the period ending eighteen months after the Closing Date (the "SURVIVAL PERIOD"), the Purchaser, on behalf of any Purchaser Indemnified Party, may make Claims from the Indemnification Shares for any Losses in accordance with the terms of Section 1 hereof and Article IX of the Purchase Agreement. Notwithstanding the foregoing, indemnification may be sought after the expiration of the Survival Period pursuant to this Agreement and Article IX of the Purchase Agreement if a Claim Notice (as defined in Section 5 hereof) shall have been delivered to the Shareholder Representative prior to the expiration of the Survival Period.

         (f) Subject to Section 1(g) and 1(i) hereof, to the extent the Escrow Agent has been provided with all relevant information, within four Business Days after the termination of the Survival Period, the Escrow Agent shall return to the Record Holders an aggregate number of Indemnification Shares (the "REMAINING SHARES") equal to the Indemnification Shares less (i) any Indemnification Shares previously released from escrow and delivered to the Purchaser pursuant to the terms of this Agreement and (ii) an additional number of Indemnification Shares sufficient to satisfy all the then pending Claims made by the Purchaser, on behalf of the Purchaser Indemnified Parties, for indemnification in accordance with Article IX of the Purchase Agreement. The Escrow Agent shall return to each Record Holder such Remaining Shares in such amounts as are indicated to the Escrow Agent in writing by the

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Shareholder Representative and to such address indicated on the most recent version of the Schedule maintained in accordance with Section 3(b) hereof. Upon the final determination of any pending indemnifiable Claims, the Indemnification Shares being held pending such determination shall be distributed by the Escrow Agent upon receipt and in accordance with the terms of the relevant notice, memorandum or decision stipulated in Section 5 hereof.

         (g) For purposes of this Agreement and Article IX of the Purchase Agreement, the satisfaction of any indemnifiable Losses in accordance with
Section 5 hereof shall be made by delivery by the Escrow Agent to the Purchaser of that number of Indemnification Shares as are set forth in the relevant Claim Notice, memoranda or other written instruction from the proper party or parties, which number of Indemnification Shares being calculated by such party or parties by dividing the dollar amount of the Losses by the Share Price. Notwithstanding the foregoing, at any time until the later of
(i) termination of the Survival Period, or (ii) final resolution of all claims by Purchaser for indemnifiable Losses, the Shareholder Representative, on behalf of any Record Holder, may elect to deposit cash in an amount equal to all or any portion of such Record Holder's share of the Indemnification Shares remaining in escrow, based upon the Share Price, in which event the Escrow Agent shall release to such Record Holder the corresponding number of such Record Holder's Indemnification Shares. In the event of any indemnifiable Losses in accordance with Article IX of the Purchase Agreement, any payment by the Escrow Agent to the Purchaser hereunder with respect to any Record Holder shall first be made by the Escrow Agent through release to the Purchaser of such Record Holder's share of the Losses represented by such Record Holder's cash, if any, and then to the extent not satisfied therefrom, by the Escrow Agent's delivery to the Purchaser the balance of such Record Holder's share of such Losses from such Record Holder's Indemnification Shares, if any, held in escrow. The Shareholder Representative, on behalf of any Record Holder, may elect to deposit cash in substitution for a Record Holder's share of Losses to be paid to the Purchaser in exchange for such Record Holder's Indemnification Shares at any time prior to the time at which the Escrow Agent releases such Indemnification Shares to the Purchaser. Any request by the Shareholder Representative, on behalf of a Record Holder, that Indemnification Shares be released in exchange for a deposit of cash with the Escrow Agent pursuant to this section 1(g), shall specify the number of shares requested to be released, and shall certify to the Escrow Agent the Share Price used to calculate the number of shares requested to be released. The Escrow Agent may conclusively rely on such written request and certification of the Share Price and shall be fully protected and shall incur no liability in reliance thereon. The Escrow Agent shall invest and reinvest any cash substituted for Indemnification Shares (such cash, together with earnings

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with respect thereto, the "Escrow Fund") in federally insured savings accounts, money market accounts or secured certificates of deposit in United States banks or securities issued or guaranteed by the United States or money market mutual funds used in the ordinary course of business of the Escrow Agent that invest in the vehicles described above, all as may from time to time be directed by the Shareholder Representative prior to the final distribution of the Escrow Fund upon termination as provided herein. All interest and any other earnings derived from said investments of the Escrow Fund shall accrue and be paid to Purchaser or Record Holders, as the case may be, in proportion to the respective distributions of the underlying principal.

         (h) The Escrow Agent will hold the Escrow Shares and the Escrow Fund in accordance with the terms and conditions of this Agreement. All obligations of the Escrow Agent hereunder shall terminate upon final delivery of all Escrow Shares and the Escrow Fund to the appropriate party or parties in accordance with the terms of this Agreement and Article IX of the Purchase Agreement. This Agreement shall terminate upon final delivery of all Escrow Shares and the Escrow Fund in accordance with the previous sentence.

         (i) The Shareholder Representative shall be entitled to be reimbursed for any out-of-pocket costs and expenses incurred by the Shareholder Representative in connection with the Shareholder Representative's actions taken pursuant to the terms of this Agreement by delivering to the Escrow Agent a written claim for a specified number of Remaining Shares which number shall be equal to the aggregate amount of such costs and expenses divided by the Share Price. The Escrow Agent may conclusively rely on such written claim and shall be fully protected and shall incur no liability in reliance thereon. Notwithstanding the foregoing, the Escrow Agent shall have no duty to or liability with respect to the Shareholder Representative for any claim made by the Shareholder Representative after all Remaining Shares have been distributed in accordance with Section 1(f) above. If the Remaining Shares are not sufficient to cover the out-of-pocket costs and expenses of the Shareholder Representative, the Shareholder Representative may seek to recover out-of-pocket costs and expenses against the Record Holders but not against the Purchaser or the Company.

2.       SHAREHOLDER REPRESENTATIVE

         Unless and until the Purchaser and the Escrow Agent shall have received written notice from Shareholders who initially received a majority of the Closing Date Shares issued at the Closing Date (which notice shall contain a certification to that effect from such Shareholders) of the appointment of a successor Shareholder Representative for the Shareholders, the Purchaser and the Escrow Agent shall be

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entitled to rely on, and shall be fully protected in relying on, the power and authority of the Shareholder Representative to act on behalf of the Shareholders. Upon receipt by the Escrow Agent of such notice (with such certification contained therein), the Escrow Agent shall be fully protected and shall incur no liability in relying on the power and authority of the successor Shareholder Representative named in such notice.

3.       ADMINISTRATION

         (a) The Escrow Agent shall accept, hold and safeguard the Escrow Shares and the Escrow Fund until its obligations hereunder terminate and shall administer, hold and dispose of such shares and the Escrow Fund only in accordance with the terms of this Agreement and as instructed in writing by the Purchaser and the Shareholder Representative, as applicable, which instructions shall be in accordance with this Agreement, Sections 2.4 and 2.5 of the Purchase Agreement and Article IX of the Purchase Agreement.

         (b) The Escrow Agent shall keep the information set forth in the Schedule current based on any shares of Purchaser Common Stock or portion of the Escrow Fund released to the Purchaser or to any Record Holder or, pursuant to Section 1(i), the Shareholder Representative, in accordance with the terms of this Agreement, and any information supplied in writing by the Purchaser, the Shareholder Representative or by any Record Holder in accordance with the notice provisions of this Agreement. The Escrow Agent shall advise the Purchaser and the Shareholder Representative in writing of changes to the Schedule, and the Escrow Agent shall make the Schedule, as it may be updated from time to time, available for inspection by the Purchaser and the Shareholder Representative upon their reasonable request.

         (c) Notwithstanding the escrow of the Escrow Shares, dividends or other distributions declared and paid on such shares shall continue to be paid by the Purchaser to the respective Shareholders in whose names the Escrow Shares are registered and all voting rights with respect to such shares shall inure to the benefit of and be enjoyed by such Shareholders. Notwithstanding the foregoing, any securities received by the Escrow Agent in respect of any Escrow Shares held in escrow as a result of any stock split, reclassification, subdivision or combination of shares of Purchaser Common Stock, payment of a stock dividend or other stock distribution in or on shares of Purchaser Common Stock, or change of shares of Purchaser Common Stock into any other securities pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation of the Purchaser, or otherwise, shall be held by the Escrow Agent as, and shall be included within the definition of, Escrow Shares.

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4.       BOOK ENTRY ADJUSTMENTS; ISSUANCE OF NEW STOCK CERTIFICATES

         The Escrow Agent shall maintain book entry accounts to reflect releases of Escrow Shares to the Purchaser pursuant to the terms of this Agreement. When Escrow Shares are to be delivered hereunder to the Purchaser, the Escrow Agent shall, unless the Purchaser requests that such shares be evidenced by certificates, make appropriate book entry adjustments to the accounts maintained by the Escrow Agent on behalf of the Purchaser and the Shareholders to indicate the delivery of such number of Escrow Shares to the Purchaser by the appropriate Shareholders. When Escrow Shares are to be released from escrow and delivered hereunder to the Shareholders pursuant to
Section 1(f) hereof, the Escrow Agent shall deliver certificate(s) evidencing the appropriate number of Escrow Shares to be so released and delivered to the Shareholders.

5.       INDEMNIFICATION AND REIMBURSEMENT PROCEDURES; CLAIMS AGAINST THE
         ESCROW

         5.1      INDEMNIFICATION CLAIM NOTICE

         The Purchaser, on behalf of the Purchaser Indemnified Parties, shall give written notice (a "CLAIM NOTICE") of any Claim for indemnification under
Article IX of the Purchase Agreement to the Shareholder Representative, on behalf of the Shareholders, and to the Escrow Agent reasonably promptly after the assertion against any Purchaser Indemnified Party of any claim by a third party (a "THIRD PARTY CLAIM") or, if such Claim is not in respect of a Third Party Claim, reasonably promptly after the discovery of facts upon which the Purchaser Indemnified Party intends to base a Claim for indemnification pursuant to Article IX of the Purchase Agreement; provided, however, that the failure or delay to so notify the Shareholder Representative or the Escrow Agent shall not relieve the Shareholders of any obligation or liability that the Shareholders may have to the Purchaser Indemnified Party except to the extent that the Shareholders demonstrate that their ability to defend or resolve such Claim is adversely affected thereby. Any such Claim Notice shall describe in reasonable detail the facts and circumstances on which the asserted Claim for indemnification is based and shall include the amount of the indemnifiable Losses (or, if such amount is not then determined, a good faith estimate thereof), the specific number of Indemnification Shares representing such Losses, the basis for the determination of the amount of such Losses and, if the Claim is asserted against less than all of the Shareholders, the identity of such Shareholders against whom the Claim is asserted (as well as the number of Indemnification Shares allocable to each such Shareholder). Unless, within 30 days of the receipt by the Shareholder Representative of the Claim Notice, which satisfies the information requirements described above, a

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Claim described in the Claim Notice is contested by the Shareholder
Representative by written notice (the "REPRESENTATIVE NOTICE") to the Purchaser and the Escrow Agent of the amount of the Claim that is contested and given, the Purchaser, on behalf of the Purchaser Indemnified Parties, may recover any undisputed amount of the Claim from the Indemnification Shares. In such event, the Escrow Agent shall, subject to any such Representative Notice, be entitled to rely on any such Claim Notice and distribute Indemnification Shares held in escrow to the Purchaser in accordance with the terms hereof, the Claim Notice and any Representative Notice.

         5.2      REPRESENTATIVE NOTICE

         (a) If, within 30 days of the receipt by the Shareholder Representative of the Claim Notice, the Shareholder Representative contests in writing to the Purchaser and the Escrow Agent by means of a Representative Notice that any of such Losses constitute an indemnifiable Claim, then the Purchaser, on behalf of the Purchaser Indemnified Parties, and the Shareholder Representative, acting in good faith, shall attempt to reach agreement with respect to the contested portions of such Claim. Any such Representative Notice shall describe in reasonable detail the facts and circumstances on which the asserted Claim for indemnification is contested. If the Purchaser and the Shareholder Representative should so agree, a written memorandum setting forth such agreement shall be prepared and signed by the Purchaser and the Shareholder Representative and shall be furnished to the Escrow Agent (with such memorandum specifying the number of Indemnification Shares to be released to the Purchaser and the allocation of such Indemnification Shares vis-a-vis each Shareholder. The Escrow Agent shall be entitled to rely on any such memorandum and distribute Indemnification Shares and cash from the Escrow Fund held in escrow in accordance with the terms hereof and thereof.

         (b) The Shareholder Representative shall not object to any Claim unless (i) it believes that the Purchaser Indemnified Party is not entitled to be indemnified with respect to the Losses specified therein or (ii) it lacks sufficient information to assess the validity or amount of the Claim. If the Shareholder Representative objects to a Claim on the basis that it lacks sufficient information, it shall request from the Purchaser as promptly as practicable any additional information reasonably necessary in order for it to assess such Claim and the Purchaser shall, to the extent the Purchaser reasonably can, provide the additional information reasonably requested. Upon receipt of such additional information, the Shareholder Representative shall review it as soon as reasonably practicable and notify the Purchaser and the Escrow Agent of any withdrawal or modification of the objection.

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         (c) If the Purchaser and the Shareholder Representative are unable to reach agreement with respect to any contested Claim within 45 days of the delivery of the Representative Notice, the matter shall be settled by binding arbitration as set forth below. All claims shall be settled in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA RULES"). All of the fees and expenses of the arbitrator shall be paid by the party who does not prevail in the arbitration, with the Purchaser paying such expenses on behalf of any Purchaser Indemnified Parties who do not prevail in the arbitration, and the Shareholder Representative paying such expenses on behalf of any Shareholders who do not prevail in the arbitration. Until resolution of the dispute, the Purchaser and the Shareholder Representative (on behalf of the Shareholders, who shall contribute to such payment in proportion to the number of Escrow Shares owned by each) shall each pay for one-half of the fees and expenses of the arbitrator, subject to recoupment in accordance with the preceding sentence. The Shareholder Representative and the Purchaser shall cause the arbitrator to decide the matter to be arbitrated pursuant hereto within 30 days after the appointment of the arbitrator. The arbitrator's decision shall relate solely to whether the Purchaser Indemnified Party is entitled to be indemnified for the contested Claim, or the contested portion thereof, pursuant to the applicable terms of this Agreement. The final decision of the arbitrator shall be furnished to the Shareholder Representative, the Purchaser and the Escrow Agent in writing, shall constitute the conclusive determination of the issue in question, shall set forth the specific number of Indemnification Shares to be delivered to the Purchaser, shall be binding upon the Shareholder Representative, the Shareholders, the Purchaser, and the Purchaser Indemnified Party, and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrator's decision. Upon receipt of the decision, the Escrow Agent shall be entitled to rely on the decision and shall, to the extent required to satisfy any indemnification obligations under Article IX of the Purchase Agreement, distribute Indemnification Shares held in escrow to the Purchaser, on behalf of the Purchaser Indemnified Party, in accordance with the terms of the decision.

         In addition to the other permitted distributions of Escrow Shares and cash set forth herein, the Escrow Agent shall distribute Escrow Shares and cash held in escrow in accordance with the terms of a written memorandum signed by the Purchaser and the Shareholder Representative, any of which shall set forth the specific number of Escrow Shares to be distributed.

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6.       PROVISIONS REGARDING THE ESCROW AGENT

         6.1      LIABILITY OF THE ESCROW AGENT

         The duties of the Escrow Agent hereunder are purely ministerial in nature. In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for any losses, claims, damages, liabilities or expenses, except for gross negligence, willful misconduct or bad faith on the part of the Escrow Agent (which for all purposes of any Section of this Agreement shall each be as finally determined by a court of competent jurisdiction or by binding arbitration). The Escrow Agent shall be fully protected in relying on and shall not incur any liability for any action taken, suffered or omitted to be taken in reliance on any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall believe to be genuine and provided that the Escrow Agent acted without gross negligence, willful misconduct or bad faith, nor will the Escrow Agent be liable or responsible for the forgeries, fraud, impersonations of others, or determining the scope of any representative authority, provided that the Escrow Agent believed that such forgeries, fraud, or impersonations were genuine and acted without gross negligence, willful misconduct or bad faith. In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or omitted to be taken by it in good faith in accordance with the advice of counsel; provided that the Escrow Agent exercised reasonable care in the selection of such counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement. The Escrow Agent shall have the right to perform any of its duties hereunder through agents, custodians or nominees, and the Escrow Agent shall not be liable or responsible for any misconduct or negligence on the part of any such agent, custodian or nominee absent gross negligence, willful misconduct or bad faith on the part of the Escrow Agent in the selection and continued employment thereof.

         6.2      FEES AND EXPENSES

         It is understood that the fees, expenses and usual charges agreed on for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the parties request a substantial modification of its terms (and the Escrow Agent agrees to such modification), or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and shall be reimbursed for all costs,

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reasonable attorneys' fees and expenses occasioned by such default, delay, modification, controversy, or litigation and the Escrow Agent shall have the right to retain all documents and/or other things of value at any time held by the Escrow Agent in this escrow until such compensation, fees, costs, and expenses are paid. The Purchaser shall pay for the Escrow Agent's fees and expenses incurred in connection with this Agreement, and the Shareholder Representative shall reimburse the Purchaser for half of the Escrow Agent's fees and expenses incurred in connection with this Agreement.

         6.3      CONTROVERSIES

         If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and other items of value held in escrow and may wait for settlement of any such controversy by agreement by the parties as provided by Section 5. In such event, the Escrow Agent will not be liable to any person or entity for interest or damage, except for its gross negligence or willful misconduct. The Escrow Agent is authorized to deposit with the arbitrator for such controversy all documents and other items of value held in escrow. Upon deposit of all such documents and items of value with such arbitrator, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement. The party who does not prevail in the arbitration shall be responsible for all costs, expenses, charges, and reasonable attorneys' fees incurred by the Escrow Agent due to the arbitration action; provided, however, that notwithstanding the foregoing, the Purchaser shall be ultimately responsible to the Escrow Agent for such costs, expenses, charges and fees to the extent the non-prevailing party does not timely pay such to the Escrow Agent.

         In addition, in the event of any dispute between the parties to this Escrow Agreement, or between any of them and any other person, resulting in adverse claims or demands being made upon any of the Escrow Shares, or in the event that the Escrow Agent, in good faith, is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, file a suit as interpleader in a court of appropriate jurisdiction, or refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such dispute shall continue or such doubt shall exist. The Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all parties have been fully and finally adjudicated by a court of appropriate jurisdiction or by binding arbitration or (ii) all differences and such doubt shall have been resolved by agreement among all of the interested persons, and the

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Escrow Agent shall have been notified of such agreement in writing signed by all such persons. The rights of the Escrow Agent under this Section are cumulative of all other rights which it may have by law or otherwise.

         6.4      INDEMNIFICATION OF THE ESCROW AGENT

         The Purchaser and the Shareholders shall, jointly and severally, indemnify the Escrow Agent for, and hold it harmless against, any loss, liability, claim, cost, settlement, judgment, damage, fine, penalty, demand or expense, including reasonable attorney's fees, arising out of or in connection with its execution of this Agreement or its performance of its duties under this Agreement, including the costs and expenses of defending itself against any such loss, liability, claim, cost, settlement, judgment, damage, fine, penalty, demand or expense in connection herewith, unless such loss, liability, claim, cost, settlement, judgment, damage, fine, penalty, demand or expense shall have been finally determined by a court of competent jurisdiction or by binding arbitration to be a result of the Escrow Agent's gross negligence or willful misconduct. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such damages and regardless of the form of action. Any liability of the Escrow Agent will be limited to the amount of fees and expenses paid to the Escrow Agent hereunder. The obligations of the Purchaser and the Shareholders under this Section and Section 6.2 shall survive termination of this Agreement and the resignation or substitution of the Escrow Agent.

         6.5      RESIGNATION OF THE ESCROW AGENT

         The Escrow Agent may resign at any time upon giving at least 30 days' written notice to the Purchaser and the Shareholder Representative; PROVIDED, HOWEVER, that no such resignation shall become effective until the appointment of a successor escrow agent, which shall be accomplished as follows: the Purchaser and the Shareholder Representative shall use their best efforts to mutually agree on a successor escrow agent within 30 days after receiving such notice. If the Purchaser and the Shareholder Representative fail to agree on a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent, which successor escrow agent shall be reasonably acceptable to the Purchaser and the Shareholder Representative. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers and duties of the predecessor escrow agent as if originally named as escrow agent. Upon the effective appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement. If a successor escrow agent is not appointed within the above time frames, then the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

7.       ABANDONMENT OF SALE

         In the event that the Purchase Agreement is terminated and the Sale abandoned pursuant to Article VIII of the Purchase Agreement, the Purchaser shall pay the Escrow Agent's reasonable costs and expenses incurred in connection with this Agreement, and the Shareholders shall reimburse the Purchaser for half of the Escrow Agent's reasonable costs and expenses incurred in connection with this Agreement, with each Shareholder bearing its PRO RATA (based upon its PRO RATA share of the Escrow Shares) share of such costs and expenses.

8.       REPRESENTATIONS AND WARRANTIES

         Each of the parties hereto represents and warrants with respect to itself only as follows: (i) that it has full power and authority to execute, deliver and perform its obligations under this Agreement; (ii) that all action on the part of such party necessary for the due authorization, execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the performance of each party's obligations hereunder has been taken; (iii) that this Agreement has been duly authorized, executed and delivered by such party; and (iv) that this Agreement is a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

9.       AMENDMENTS

         This Agreement may not be amended except by an instrument signed by the Purchaser and the Shareholder Representative. No such amendment shall be effective to alter or enlarge the Escrow Agent's rights, duties, discretion and obligations hereunder without its prior written consent, and each of the Shareholders has granted to the Shareholder Representative the authority and discretion, so long as such authority and discretion is exercised in good faith, to enter into such amendments as he chooses in the exercise of such discretion.

10.      NOTICES

         Any notice, request or demand desired or required to be given hereunder shall be in writing given by personal delivery, certified or registered mail, confirmed facsimile transmission, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice, request or demand shall be the date of personal delivery, three days after the date of mailing by certified or registered mail, the date on which successful facsimile transmission is confirmed, or the date actually delivered by a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

         TO CORILLIAN:

                  Corillian Corporation
                  3400 NW John Olsen Place
                  Hillsboro, Oregon  97124
                  Fax:  (503)
                  Attention:  Erich J. Litch

         with a copy to:

                  Perkins Coie LLP
                  1211 Fifth Avenue, 15th Floor
                  Portland, Oregon  97204
                  Fax:  (503) 727-2222
                  Attention:  Roy W. Tucker

         TO THE SHAREHOLDER REPRESENTATIVE:

                  Scott C. Collins
                  c/o Summit Partners
                  600 Atlantic Avenue, Suite 2800
                  Boston, Massachusetts  02210
                  Fax:  (617) 824-1151

         with a copy to:

                  Hutchins, Wheeler & Dittmar
                  101 Federal Street
                  Boston, Massachusetts  02110
                  Fax:  (617) 951-1295

                  Rutter, Hobbs & Davidoff Incorporated
                  1900 Avenue of the Stars, Suite 2700
                  Los Angeles, California  90067
                  Fax:  (310) 286-1728
                  Attention:  Joel Weinstein

         TO THE ESCROW AGENT:

                  ChaseMellon Shareholder Services, L.L.C.
                  520 Pike Street, Suite 1220
                  Seattle, WA 98101
                  Attention:  Relationship Manager
                  Facsimile No.:  (206) 674-3059

         with a copy to:

                  ChaseMellon Shareholder Services, L.L.C.
                  85 Challenger Road
                  Ridgefield Park, NJ  07660
                  Attention:  General Counsel
                  Facsimile No.:  (201) 296-4004

11.      SEVERABILITY

         If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12.      ENTIRE AGREEMENT

         This Agreement, the Purchase Agreement and each of the agreements, certificates, instruments and documents to be executed or delivered pursuant to the terms of the Purchase Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

13.      PARTIES IN INTEREST

         Except with respect to the Shareholders, who are intended to be third party beneficiaries, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

14.      GOVERNING LAW

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that State; provided, however, that all provisions regarding the rights, duties and obligations of the Escrow Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

15.      HEADINGS

         The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

16.      ASSIGNMENT

         This Agreement shall not be assigned by operation of law or otherwise, without the prior written consent of the other parties (acting in the case of the Shareholders through the Shareholder Representative); PROVIDED, HOWEVER, that the Purchaser may assign all or any of its rights and obligations hereunder to any of its affiliates or to any entity that acquires substantially all of the assets of the Purchaser, whether by merger or sale.

17.      SPECIFIC PERFORMANCE

         Each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto will be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement (including the indemnification provisions hereof) in any competent court having jurisdiction over the parties, in addition to any other remedy to which they might be entitled at law or in equity.

18.      FURTHER ASSURANCES

         Each party (acting in the case of the Shareholders through the Shareholder Representative) will, at the reasonable request of any other party hereto, from time to time execute and deliver such other assignments, transfers, conveyances, and other instruments and documents and do and perform such other acts and things as may be reasonably necessary or desirable for effecting complete consummation of this Agreement and the transactions contemplated hereby.

19.      COUNTERPARTS

         This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered will be deemed to be an original but all of which taken together will constitute one and the same agreement. To expedite the process of entering into this Agreement, the parties acknowledge that Transmitted Copies of this Agreement will be equivalent to original documents until such time as original documents are completely executed and delivered. "TRANSMITTED COPIES" will mean copies that are reproduced or transmitted via photocopy, facsimile, or other process of complete and accurate reproduction and transmission.

               [Remainder of this page intentionally left blank.]

         IN WITNESS WHEREOF, the parties have executed this Escrow Agreement on the date first written above.

                                   CORILLIAN CORPORATION


                                   By: ___________________________________
                                   Name: _________________________________
                                   Title: ________________________________



                                   SHAREHOLDER REPRESENTATIVE,
                                   as agent and representative
                                   of the Shareholders listed
                                   on Schedule A:



                                   _______________________________________
                                              Scott C. Collins



                                   ESCROW AGENT:

                                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.


                                   By: ___________________________________

                                   Its:

                                   SHAREHOLDERS:

                                   *DAVID R. HATCHER AND CAROLE J. HATCHER
                                    FAMILY TRUST

                                   *SUMMIT VENTURES IV, L.P.

                                   *SUMMIT VENTURES V, L.P.

                                   *SUMMIT INVESTORS III, L.P.

                                   *SUMMIT V ADVISORS FUND, L.P.

                                   *SUMMIT V ADVISORS FUND (QP), L.P.

                                   *SUMMIT V COMPANION FUND, L.P.

                                   *IT CAPITAL PARTNERS LLC

                                   *SHRIMPTON FAMILY TRUST

                                   *G. BATES ASSOCIATES, INC.

                                   *ASHOK SHARMA

                                   *GRAHAM ROSE

                                   *MELVIN GEVISSER



                                   *By: __________________________________

                                          Scott C. Collins, as attorney-in-fact
                                          and Shareholder Representative

                                   SCHEDULE A

         CLOSING DATE:  NOVEMBER 24, 2000

                     SHAREHOLDER                                                      ESCROW SHARES
         SUMMIT VENTURES IV, L.P.                                                                    113,973
         c/o Summit Partners
         600 Atlantic Avenue, Suite 2800
         Boston, Massachusetts  02210
         Fax:  (617) 824-1151

         SUMMIT VENTURES V, L.P.                                                                      97,647
         c/o Summit Partners
         600 Atlantic Avenue, Suite 2800
         Boston, Massachusetts  02210
         Fax:  (617) 824-1151

         SUMMIT INVESTORS III, L.P.                                                                   10,136
         c/o Summit Partners
         600 Atlantic Avenue, Suite 2800
         Boston, Massachusetts  02210
         Fax:  (617) 824-1151

         SUMMIT V ADVISORS FUND, L.P                                                                   1,998
         c/o Summit Partners
         600 Atlantic Avenue, Suite 2800
         Boston, Massachusetts  02210
         Fax:  (617) 824-1151

         SUMMIT V ADVISORS FUND (QP), L.P.                                                             6,532
         c/o Summit Partners
         600 Atlantic Avenue, Suite 2800
         Boston, Massachusetts  02210
         Fax:  (617) 824-1151

         SUMMIT V COMPANION FUND, L.P.                                                                16,326
         c/o Summit Partners
         600 Atlantic Avenue, Suite 2800
         Boston, Massachusetts  02210
         Fax:  (617) 824-1151

                                     S-3


         IT CAPITAL PARTNERS LLC                                                                      61,652
         Two Soundview Drive
         Suite 100
         Greenwich, CT 06830
         Fax: 203-552-1483

         HATCHER FAMILY TRUST                                                                        161,523
         c/o Hatcher Associates Inc.
         1801 Avenue of the Stars
         Suite 815
         Los Angeles, CA  90067-5801

         SHRIMPTON FAMILY TRUST                                                                        8,143
         c/o Hatcher Associates Inc.
         1801 Avenue of the Stars
         Suite 815
         Los Angeles, CA  90067-5801

         G. BATES ASSOCIATES, INC.                                                                     8,342
         c/o Hatcher Associates Inc.
         1801 Avenue of the Stars
         Suite 815
         Los Angeles, CA  90067-5801

         ASHOK SHARMA                                                                                 17,100
         c/o Hatcher Associates Inc.
         1801 Avenue of the Stars
         Suite 815
         Los Angeles, CA  90067-5801

         GRAHAM ROSE                                                                                  17,100
         c/o Hatcher Associates Inc.
         1801 Avenue of the Stars
         Suite 815
         Los Angeles, CA  90067-5801

         MELVIN GEVISSER                                                                               1,335
         c/o Hatcher Associates Inc.
         1801 Avenue of the Stars
         Suite 815
         Los Angeles, CA  90067-5801

-------------------------------------------------------------------------------------------------------------
                  TOTAL                                                                              521,807

                                     S-4